UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2014

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-55051	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, in connection with the Company’s regular March board meeting, Messrs. Fred N. Pratt and Douglas A. McGregor informed the Company that they will not stand for reelection to the board of directors (“Board”) at the conclusion of their current terms; both directors’ current terms are set to expire at the conclusion of the Company’s 2014 annual meeting (“Annual Meeting”). Mr. Pratt retired effective March 14, 2014.  Mr. McGregor will retire upon the conclusion of his term at the Annual Meeting.

Mr. McGregor, 70, has served on our Board for over fourteen years and he currently serves as the chairman of our Compensation Committee. Mr. Pratt, 69, has served on our Board for nearly eleven years and served as the chairman of the Audit Committee until November 7, 2013.

In addition, Mr. Mark K. Joseph, 75, retired effective today, March 17, 2014. Mr. Joseph has served as Chairman of the Board since our founding in 1996 and was the President of our predecessor, SCA Tax-Exempt Fund Limited Partnership, from 1986 through 1996.

There are no disagreements between the Company and Messrs. Joseph, McGregor or Pratt.

Mr. Francis X. Gallagher, Jr., a director of the Company since 2012, has been elected Chairman of the Board effective today March 17, 2014, immediately following Mr. Joseph’s retirement. Mr. J.P. Grant, III will replace Mr. Gallagher as chairman of the Governance Committee.

Effective immediately, all continuing independent members of the Board, consisting of Messrs. Gallagher and Grant, as well as Mr. Frederick W. Puddester and Mr. Steven S. Bloom, will become a member on each committee of the Board. Mr. Grant will become chairman of the Governance Committee and Mr. Bloom will continue as chairman of the Audit Committee. Mr. Puddester will succeed Mr. McGregor as chairman of the Compensation Committee upon the end of Mr. McGregor’s term.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated March 17, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

March 17, 2014	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President